Realty Capital Securities. LLC Three Copley Place, Suite 3300, Boston, MA 02116, T 877-373-252

COMMUNICATION TO DUE DILIGENCE OFFICERS AND FINANCIAL ADVISORS AFFILIATED WITH AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC. SELLING GROUP MEMBERS

NOT FOR FURTHER DISTRIBUTION

We are writing to inform you that, through March 13, 2013, American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) had raised $895.6 million of the $1.5 billion offering (not including amounts available under the $237.5 million ARC Healthcare DRIP which amounts, as described more fully in the prospectus, may be reallocated to the primary offering). A Form 8-K including this announcement was filed today with the Securities and Exchange Commission.

Also included in the filing was the announcement that ARC Healthcare has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated and RCS Capital, a division of Realty Capital Securities, LLC, as its financial advisors to assist in evaluating financing and strategic alternatives consistent with ARC Healthcare’s long-term business strategy.

The average weekly equity raise over the past several months suggests that ARC Healthcare will reach its maximum offering capacity and close to new investments no later than early summer 2013. Investments will be processed and accepted until the full registered amount has been satisfied. Financial advisors should plan accordingly when presenting ARC Healthcare for their clients’ investment consideration as it is possible, for example, that future subscriptions made through qualified plans, including IRAs, may not be received prior to the maximum offering amount being reached.

Your firm has been an important part of the selling group and we appreciate your efforts to support ARC Healthcare’s fundraising. Over the coming weeks, we will provide you with regular updates on the status of ARC Healthcare.

Please contact us at 877-373-2522 with any questions on this information.

Michael Weil

Chief Executive Officer

Louisa Quarto

President

March 15, 2013